Exhibit 10.3

Summary of Compensation Arrangements with Directors
2011 Fiscal Year

Electro-Sensors, Inc. (the “Company”) currently does not have a written Board compensation plan. For the 2011 fiscal year, the Board determined that each of the Company’s non-employee directors would receive a cash retainer fee of $1,250 per quarter for their services on the Board.

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